Exhibit 99.1

DSP Group Issues Letter to Shareholders Regarding Potential Proxy Contest

SAN JOSE, Calif., March 8, 2013 — DSP Group®, Inc. (NASDAQ: DSPG), a leading global provider of wireless chipset solutions for converged communications, issued today the following letter to its shareholders:

March 8, 2013

Dear Fellow Shareholders:

We are writing to let you know about an important development that is likely to have a significant impact upon DSP Group and its future.

Over the past twelve months, your board and management have been actively taking steps to enhance shareholder value. We have restructured the company, cut expenses, resumed non-GAAP profitability, generated $10 million in cash flow from operations, continued our stock buyback program (which returned $8 million to shareholders during 2012) and focused on new growth initiatives that fully leverage the company’s core strengths in voice processing and short range wireless communications.

These actions, which were unanimously supported by your board of directors, have resulted in significantly improved operating results and have positioned the company for long-term growth and success. These measures and results have also been recognized by the investment community, as DSP Group has seen its stock price increase by almost 25% over the last twelve months and more than 30% year-to-date, outperforming the Russell 2000 Index, PHLX Semiconductor Index and the S&P Information Technology Index, as well as the stocks of well-known semiconductor companies as Texas Instruments and Broadcom.

Despite this progress, Starboard Value, a New York-based investment advisor which owns approximately 10% of the company’s shares, has threatened the company with a proxy fight for control of the board unless its demands are met. While DSP Group’s board and management are doing everything possible to avoid a costly and distracting proxy contest, the board does not believe that Starboard’s demands are in the best interests of the company or its shareholders, customers, or employees.

As you may be aware, on April 3, 2012 we entered into an agreement with Starboard. This agreement allowed Starboard to nominate two directors, while DSP Group agreed to the resignation of a then-serving director. Starboard also agreed to a standstill clause that expires 90 days prior to the anniversary of 2012 annual meeting of shareholders (i.e. mid February 2013).

Now that the standstill period has expired, Starboard has made demands, which if accepted could effectively give Starboard control of the company, despite Starboard’s ownership of only approximately 10% of the company’s stock. Even though they already have their two nominees on your board, Starboard is demanding extra seats on the board, significant presence on all board committees, majority on one committee, as well as the formation of a new board committee, comprised of a majority of Starboard nominees, which may have broad powers. We are confident that our current board is highly experienced, diversified and qualified and that there is no need to change the composition of our board.

Starboard has also called upon the company to cease work on the development of new products and to focus all of our resources on our legacy technology. We believe this demand shows a lack of understanding of the technology landscape, where companies must innovate or perish. The corporate graveyard is littered with tech companies that failed to improve and develop new products. Starboard is also demanding that DSP Group put itself up for a quick sale, with a focus on short-term returns and undermining shareholder value that would be generated and realized in the mid-term by executing on the existing growth initiatives.

Up until now, DSP Group’s main focus has been on providing wireless System-on-Chips (SoCs) for cordless DECT phones widely used in homes today, a market where we have a 70% market share. Recently, we expanded into SoCs targeting IP phones for office and businesses. We have quickly moved into third position in this product category, following Texas Instruments and Broadcom, and we are well positioned for strong revenue growth and market share expansion in this segment.* Based on market research reports and DSP Group internal estimates, there are approximately 45-50 million IP terminals sold each year and the number of units sold annually is growing in the mid-teens on a percentage basis, as more businesses replace old dual transfer mode phones with new IP based telephony systems.*

On February 25th, we unveiled our revolutionary HDClear solution, a comprehensive voice enhancement product for mobile devices. Incorporating proprietary, groundbreaking noise cancellation algorithms, HDClear dramatically improves user experience and delivers unparalleled voice quality and call intelligibility. This breakthrough technology, which we are very excited about, will enable people to use their cell phones for conversation in virtually any conditions, whether in a car, on a train or in other noisy surroundings. HDClear will also facilitate the use of speech recognition and voice commands by eliminating background noise.

According to a recent Reuters report, the market research firm International Data Corporation estimates that 63 percent of all mobile units will have technology to eliminate background noise by 2015, or about 1.7 billion units, up from 500 million in 2012.* We intend to be a market leader in this category and believe that HDClear will help build our mobile business segment to account for a third of our revenue within three years.*

What’s more, we expect noise elimination technology to be increasingly integrated in mid-range smartphones and feature phones – as opposed to just high end phones – as well as smart TVs, game consoles, personal computers and automobiles.* All of this, we believe, bodes well for the future growth and profitability of your company.*

To be clear, the board of DSP Group is open-minded about incremental and fundamental changes that could drive shareholder returns and value, and we are entirely open to working with

Starboard and other shareholders who wish to contribute productively to that end. The board’s willingness to work constructively with Starboard is demonstrated by the board’s invitation to Jeff Smith, Chief Executive Officer and Chief Investment Officer of Starboard, to personally become a director of the company so that he and Starboard can more fully understand the company, its business and prospects, and the initiatives undertaken in response to Starboard’s suggestions. This would also allow Mr. Smith to participate directly in building value for all shareholders of the company. That invitation remains open.

However, we also remain firm that turning control of the company over to a board representing a single shareholder holding only approximately 10% of the company’s outstanding shares, would not be in the best interests of the company, its shareholders or the goal of maximizing shareholder value, especially when you consider that Starboard’s expertise is in investing for short- to medium-term returns and not in the long-term management of a technology company with global operations. The present board – joined by Mr. Smith, if he is willing to serve – has all the necessary experience and expertise to best serve the company and its shareholders, and is committed to maximizing shareholder value, and has demonstrated open-mindedness to doing whatever is necessary to that end.

We firmly believe that the company is on the right track to reach an inflection point and resume revenue growth by focusing and executing on its growth drivers and estimate that these growth initiatives could generate approximately $50 million dollars in 2014, more than enough to offset any weakness in our DECT business.* We are fully committed to achieve these goals and will not allow a potential proxy contest with Starboard to have any effect on our continuing commitments to our customers, employees and suppliers. We have made great progress to date and are very excited about our new products and prospects and the future of our company.*

As always, the board and management are committed to create shareholder value and welcome an open and collaborative dialog with all of the company’s shareholders, and we will keep you informed as these matters develop further.

Truly yours,

Eliyahu Ayalon,	Ofer Elyakim
Chairman of the Board	Chief Executive Officer.

Forward-Looking Information

Certain statements in this letter, including those denoted with *, qualify as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations and DSP Group assumes no obligation to update this information. In addition, the events described in these forward-looking statements may not actually arise as a result of various factors, including DSP Group’s inability to develop and produce new products at competitive costs and in a timely manner, unexpected delays in the commercial launch of such products or failure of such products to achieve broad market acceptance; slower than expected changes in the nature of residential communications domain; DSPG Group’s ability to control operating costs; and other factors discussed under “RISK FACTORS” in DSP Group’s current report on Form 10-K for the fiscal year ended December 31, 2011, which is available on DSP Group’s Web site (www.dspg.com) under Investor Relations.

Non-GAAP Financial Information

This letter contains references to non-GAAP financial measures. See DSP Group’s current report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on January 30, 2013, for a reconciliation of the company’s GAAP and non-GAAP net income (loss) and diluted net income (loss) per share for the three- and twelve-month periods ended December 31, 2011 and 2012.

Important Additional Information

DSP Group, Inc., its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from DSP Group’s shareholders in connection with the matters to be considered at DSP Group’s 2013 Annual Meeting. DSP Group intends to file a proxy statement with the SEC in connection with any such solicitation of proxies from DSP Group shareholders. DSP GROUP SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of DSP Group’s directors and executive officers in DSP Group stock, restricted stock and options is included in their SEC filings on Forms 3, 4 and 5, which can be found at the company’s investor relations website (www.dspg.com) under Investor Relations. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with DSP Group’s 2013 Annual Meeting. Information can also be found in DSP Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which is also available on DSP Group’s Web site (www.dspg.com) under Investor Relations. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by DSP Group with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at DSP Group’s website at www.dspg.com or by writing to DSP Group at 2580 North First Street, Suite 460, San Jose, CA 95131.

Investor Relations		Media Relations
Christopher Basta Director of Investor Relations, DSP Group Work: 1-408-240-6844 Cell: 1-631-796-5644 chris.basta@dspg.com	Daniel H. Burch, CEO MacKenzie Partners, Inc. Work: 1-212-929-5748 Cell: 1-516-429-2722 dburch@mackenziepartners.com	Mike Sitrick and Jeff Lloyd Sitrick And Company Work: 1-310- 788-2850 Jeff_Lloyd@sitrick.com Mike_Sitrick@sitrick.com